Exhibit 15.1

Deloitte & Touche LLP Suite 3600 555 Seventeenth Street Denver, CO 80202-3942 USA Tel: + 1 303 292 5400 Fax: + 1 303 312 4000 www.deloitte.com

July 2, 2015

The Board of Directors of Breitburn GP, LLC and
Unitholders of Breitburn Energy Partners LP
515 S. Flower Street, Suite 4800
Los Angeles, California 90071

We have reviewed, in accordance with auditing standards generally accepted in the United States of America, the unaudited interim statements of revenues and direct operating expenses of certain oil and gas producing properties and the related gathering and processing assets located in the Postle and Northeast Hardesty fields in Texas County, Oklahoma of Whiting Oil and Gas Corporation, a wholly-owned subsidiary of Whiting Petroleum Corporation, for the six-month periods ended June 30, 2013 and 2012, and have issued our report dated July 10, 2013 (which report includes an emphasis-of-matter paragraph referring to the purpose of the statements). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Current Report on Form 8-K/A dated August 29, 2013, is being incorporated by reference in this Registration Statement on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/ DELOITTE & TOUCHE LLP
Denver, Colorado

Member of Deloitte Touche Tohmatsu Limited